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Ford Motor Company January Sales up 22 Percent,
Best since 2006; Fusion, Escape Post Record January Sales

•	Ford Motor Company's January U.S. sales increase 22 percent, with gains across the lineup - cars up 34 percent, utilities up 23 percent, and trucks up 11 percent

•	Fusion up 65 percent versus year-ago levels - a record January sales month

•	Escape has best January sales ever - sales increase 16 percent, topping last year's January record

•	Explorer sales up 46 percent - best January sales since 2005

•	America's best-selling pickup for 36 years running, F-Series posts a 22 percent gain

DEARBORN, Mich., Feb. 1, 2013 - Ford Motor Company's January U.S. sales of 166,501 grew 22 percent year-over-year - with retail sales up 24 percent. Gains were made across the product lineup, with cars up 34 percent, utilities up 23 percent, and trucks up 11 percent for the month.

“Ford is off to a strong start this year, with Fusion and Escape delivering January sales records and F-Series seeing a particularly strong reception this early in the year,” said Ken Czubay, Ford vice president, U.S. Marketing, Sales and Service. “Our investment in fuel-efficient new vehicles - including EcoBoost engines and hybrid technology - continues to pay off.”

Sales of all-new Ford Fusion totaled 22,399 vehicles in January, 65 percent increase versus a year ago and Fusion's best January sales ever. Fusion broke its January 2011 sales record by 56 percent. In addition, Ford's small car sales were up 29 percent in January versus a year ago, with 23,171 Fiesta, Focus and C-MAX hybrid models sold, marking Ford's best January small car sales since 2000.

Escape established a January record, as well, with sales totaling 19,939, exceeding January 2012's record by 16 percent. Explorer sales of 14,554 increased 46 percent versus a year ago, marking Explorer's best January sales since 2005.

America's best-selling pickup, the Ford F-Series, begins 2013 with a 22 percent increase versus last January. With 46,841 pickups sold, F-Series marks its 18th consecutive month of monthly sales increases. Transit Connect and E-Series also had strong starts to the year. Transit Connect sales were up 47 percent, marking record January sales total of 3,161 vehicles, while E-Series sales were up 18 percent, with 7,987 vehicles sold.

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About Ford Motor Company

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 171,000 employees and 65 plants worldwide, the company's automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding the company and Ford products, please visit www.corporate.ford.com.

Contact(s):	Erich Merkle
313.806.4562
emerkle2@ford.com

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